UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D. C. 20549

____________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act Of 1934

March 19, 2015

Date of Report (Date of earliest event reported)

___________________________________________________________

ACURA PHARMACEUTICALS, INC.

(Exact Name of Registrant as Specified in Charter)

___________________________________________________________

State of New York	1-10113	11-0853640
(State of Other Jurisdiction	(Commission File Number)	(I.R.S. Employer
of Incorporation)		Identification Number)

616 N. North Court, Suite 120

Palatine, Illinois 60067

(Address of principal executive offices) (Zip Code)

(847) 705-7709

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR240.14d- 2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR 240.13e- 4(c))

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On March 19, 2015, Acura Pharmaceuticals, Inc.. (the “Company”) received a letter from The NASDAQ Stock Market LLC (“NASDAQ”) indicating that the Company was afforded an additional 180 calendar day period to regain compliance with the minimum bid price requirement of $1.00 per share, as set forth in NASDAQ Listing Rule 5550(a)(2) (the “Rule”). The notification has no immediate effect on the listing of the Company’s common stock on The Nasdaq Capital Market.

As previously disclosed by the Company on the Current Report on Form 8-K filed on September 18, 2014 with the Securities and Exchange Commission, on September 18, 2014 the Company received a written notification from NASDAQ notifying the Company that it had failed to comply with the Rule because the bid price for the Company’s common stock over a period of 30 consecutive business days prior to such date had closed below the minimum $1.00 per share requirement for continued listing. In accordance with NASDAQ’s Listing Rule 5810(c)(3)(A), the Company had a period of 180 calendar days, or until March 17, 2015, to regain compliance with the Rule. After determining that it would not be in compliance with the Rule by March 17, 2015, the Company notified NASDAQ and applied for an extension of the cure period, as permitted under the original notification.

In accordance with NASDAQ Listing Rule 5810(c)(3)(A), NASDAQ granted a second grace period of 180 calendar days, or until September 14, 2015, to regain compliance with the minimum closing bid price requirement for continued listing. In order to regain compliance, the minimum closing bid price per share of the Company’s common stock must be at least $1.00 for a minimum of ten consecutive business days. If the Company fails to regain compliance by September 14, 2015, the Company’s stock will be subject to delisting by NASDAQ.

If the Company’s bid price does not rise of its own accord, the Company intends to effect a reverse stock split at some point during the NASDAQ’s second grace period expiring September 14, 2015 in order to comply with the minimum bid requirement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ACURA PHARMACEUTICALS, INC.

By:	/s/ Peter A. Clemens
Peter A. Clemens
Senior Vice President & Chief Financial Officer

Date: March 19, 2015